Deed relating to the Tasman Contracts and Back-up Agreement

KT1 Co (CI) and KT2 Co (CI)

Carter Holt Harvey Pulp & Paper Limited

Tenon Manufacturing Limited and Tenon Industries Limited

Norske Skog Tasman Limited

CLF / 0351258

Table of contents

114507290 \ 0361256 \ CLF01

Parties

KT1 Co (CI) Company Number 1408552 and **KT2 Co (CI)** Company Number 1408558 as partners in Kaingaroa Timberlands (together **KT**)

Carter Holt Harvey Pulp & Paper Limited Company Number 1308173 (**CHH**)

Tenon Manufacturing Limited Company Number 39058 and **Tenon Industries Limited** Company Number 102188 (together **Tenon**)

Norske Skog Tasman Limited Company Number 1046952 (**NST**)

Background

A KT owns certain plantation forests in the Central North Island known as the Central North Island forest estate.

B KT supplies both pulpwood and sawlogs (as those terms are defined in the Tasman Contracts) from its forest estate to Tenon pursuant to the Tasman Contracts.

C Tenon in turn on supplies the pulpwood it receives from KT to NST pursuant to the Back-up Agreement. NST on-sells part of that pulpwood to CHH at CHH Tasman pursuant to the provisions of the Agreement for the Sale and Purchase of Pulp Business Assets between CHH and NST.

D KT now wishes to enter into direct relationships with each of Tenon, CHH and NST; and contemporaneously with this document, KT is entering into separate HOAs with each of CHH and NST. Each HOA will govern short-term supply arrangements with a view to KT negotiating and agreeing new LTSAs with each of Tenon, CHH and NST.

E The parties agree that as a condition precedent to entering into the HOAs, the Back-up Agreement and the Tasman Contracts must be placed in abeyance contemporaneously with the completion of the HOAs.

F The parties wish to confirm the terms that have been agreed between them regarding the placing in abeyance of the Tasman Contracts and the Back-up Agreement and the circumstances that would result in each of the Tasman Contracts and the Back-up Agreement reviving or terminating.

Operative Part

1 Abeyance of Tasman Contracts and Back-up Agreement

1.1 Subject to and conditional in all respects as a condition precedent, on CHH, NST and KT on or before the execution of this document executing and completing each of the HOAs, from the Effective Date:

1.1.1 KT and Tenon acknowledge and agree that:

(a) except for clause 40 of the Implementation Agreement dated 19 December 1995 (being one of the documents forming the Tasman Contracts), which to the extent that it is still applicable, is to remain on foot, the Tasman Contracts are placed in abeyance in their entirety; and

(b) KT will supply sawlogs to Tenon pursuant to the terms of the current sawlog supply arrangements as at the Effective Date between KT and Tenon and any subsequent arrangements that the parties may agree between them;

1.1.2 Tenon and NST (and to the extent that CHH has any beneficial interest under the Back-up Agreement, CHH) acknowledge and agree that the Back-up Agreement is placed in abeyance;

1.1.3 KT, CHH and NST acknowledge and agree that KT will supply pulpwood to NST and CHH respectively, pursuant to the terms of the HOAs between KT and each of NST and CHH;

1.1.4 CHH acknowledges and agrees that, while it is a party to an HOA with KT or from the time that it enters into a LTSA with KT, CHH has no right to require NST or Tenon to supply CHH any pulpwood provided to NST by KT or Tenon under NST's HOA or LTSA or under the Back-up Agreement; and

1.1.5 Each relevant party will give notice to the others as soon as reasonably possible, of execution of its respective HOA.

2 Termination of the HOAs and revival of Tasman Contracts and Back-up Agreement

2.1 In the event that the current sawlog supply arrangements between KT and Tenon referred to in clause 1.1.1(b) are terminated in circumstances where KT has not entered into a new LTSA with Tenon, KT and Tenon agree that the sawlog component of the Tasman Contracts revives with immediate effect from the date of notice of termination of such arrangements and the Tasman Contracts so revived will govern the supply of sawlogs from KT to Tenon from that date.

2.2 In the event that only one of the CHH or NST HOAs is terminated and is not replaced with a new LTSA:

2.2.1 Tenon, and NST, and to the extent that it has any interest in the Back-up Agreement, CHH, agree that the Back-up Agreement revives with immediate effect from the date of termination of the relevant HOA with respect to the CHH Back-up Volume or the NST Back-up Volume, as is applicable, having regard to the relevant HOA so terminated. The Back-up Agreement so revived will govern the supply of pulpwood from Tenon to NST and/ or CHH, as applicable, from that date; and

2.2.2 KT and Tenon agree that the pulpwood component of the Tasman Contracts revives with immediate effect from the date of termination of the relevant HOA with respect to annual volumes of pulpwood equal to the

CHH Back-up Volume or the NST Back-up Volume, as is applicable having regard to the relevant HOA so terminated. The pulpwood component of the Tasman Contracts so revived will govern the supply of pulpwood from KT to Tenon from that date.

2.3 If the HOAs with both CHH and NST are terminated and KT has not entered into new LTSAs with both CHH and NST, the parties agree that both the pulpwood component of the Tasman Contracts (subject to the provisions of clause 16.10 of the Transition Deed between Tenon and certain other parties dated 6 May 2003) and the Back-up Agreement revive in full with immediate effect from the date of termination of the CHH and NST HOAs (but only in respect of annual volumes represented by the aggregate of the CHH Back-up Volume and the NST Back-up Volume), and will govern the supply of pulpwood from KT to Tenon and from Tenon to NST and CHH.

2.4 For the avoidance of doubt notwithstanding anything else contained in this document, if Tenon is required to supply NST and CHH with pulpwood under the Back-up Agreement under clause 2.2.2, or clause 2.3 or otherwise, KT will supply such pulpwood to Tenon pursuant to the terms of the Tasman Contracts, subject to the provisions of clause 16.10 of the Transition Deed between Tenon and certain other parties dated 6 May 2003.

2.5 If by 30 June 2005, or such later date as the parties agree in writing, each of Tenon, NST and CHH have not entered into a new LTSA with KT, this document will terminate as at that date (unless otherwise agreed by the parties). In such circumstances, the parties shall continue to supply and receive sawlogs and pulpwood (as is relevant) pursuant to the terms of:

2.5.1 the relevant HOA, if not terminated at such date; or

2.5.2 any other arrangement that may be in place at that time between KT and one or more of the parties; or

2.5.3 if the relevant HOA or other arrangement terminates, the terms of the Back-up Agreement and the Tasman Contracts subject to the provisions of clause 16.10 of the Transition Deed between Tenon and certain other parties dated 6 May 2003, as modified by the provisions of this document.

2.6 If

(a) both the NST HOA and the CHH HOA are replaced by LTSAs, then Tenon, NST and, to the extent that it has an interest, CHH agree that the Back-up Agreement will be terminated with effect from the date the latest executed LTSA takes effect; and

(b) either the NST HOA or the CHH HOA is replaced by an LTSA (but not the other), Tenon, NST and, to the extent it has an interest, CHH, as applicable, agree that the Back-up Agreement will be terminated with respect to the NST Back-up Volume or the CHH Back-up Volume, respectively, with effect from the date the LTSA takes effect; and

(c) both the NST HOA and the CHH HOA are replaced by LTSAs, then Tenon, and KT agree that the Tasman Contracts will be varied to remove the

supply of pulpwood by KT to Tenon under the Tasman Contracts with effect from the date the latest executed LTSA takes effect; and

(d) either the NST HOA or the CHH HOA is replaced by an LTSA (but not the other), Tenon and KT agree that the Tasman Contracts will be varied to reduce the supply of pulpwood from KT to Tenon so that the annual volume of pulpwood that is to then be supplied by KT to Tenon under the Tasman Contracts is the CHH Back-up Volume or the NST Back-up Volume, as is required by Tenon to supply to NST or CHH having regard to the HOA not replaced, with effect from the date the LTSA takes effect.

2.7 In the event that the Back-up Agreement or the Tasman Contracts are revived in part, or terminated in part, under this document, then each of the parties to the relevant agreement agrees to amend the terms of the relevant agreement as is necessary to give effect to the partial revival or termination as the case may be to take effect from the date such revival or termination is intended to take effect.

3 Notices

Giving notices

3.1 Any notice, consent, information, application or request that must or may be given or made to a party under this document is only given or made if it is in writing and:

3.1.1 delivered or posted to that party at its address set out below; or

3.1.2 faxed to that party at its fax number set out below.

If a party gives the other party 3 business days' notice of a change of its address or fax number, a notice, consent, information, application or request is only given or made by that other party if it is delivered, posted or faxed to the latest address or fax number.

KT

Name:	KT1 Co (CI) and KT2 Co (CI)
Address:	c/- Kaingaroa Timberlands Management Limited, FR Campus, Sala Street, Rotorua
Fax Number:	(07) 343 1071
Attention:	Chief Executive Officer

CHH

Name:	Carter Holt Harvey Pulp and Paper Limited
Address:	Private Bag 6, Tokoroa
Fax Number:	(07) 886 3933
Attention:	Chief Executive Officer

Tenon

Name: Tenon Manufacturing Limited and Tenon Industries Limited
Address: 8 Rockridge Avenue, Penrose, Auckland
Fax Number: (09) 571 9801
Attention: Chief Executive Officer

NST

Name: Norske Skog Tasman Limited
Address: Fletcher Avenue, Kawerau
Fax Number: (07) 323 3091
Attention: General Manager

Time notice is given

3.2 Any notice, consent, information, application or request is to be treated as given or made at the following time:

3.2.1 if it is delivered, when it is left at the relevant address;

3.2.2 if it is sent by post, 2 business days after it is posted; or

3.2.3 if it is sent by fax, as soon as the sender receives from the sender's fax machine a report of an error free transmission to the correct fax number.

If any notice, consent, information, application or request is delivered, or an error free transmission report in relation to it is received, after the normal business hours of the party to whom it is sent, it is to be treated as having been given or made at the beginning of the next business day.

4 Miscellaneous

Assignment

4.1 Except as expressly permitted by this document, a party must not assign any of its rights or obligations under this document without the prior written consent of the other parties. That consent may be given or withheld at a party's absolute discretion.

Costs

4.2 Except as otherwise agreed by the parties in writing, each party must pay its own costs in relation to preparing, negotiating and executing this document and any document related to this document.

Entire agreement

4.3 This document together with the HOAs and the other documents referenced in this document contain everything the parties have agreed on in relation to the matters it deals with. No party can rely on an earlier document, or anything said or done by another party, or by a director, officer, agent or employee of that party, before this document was executed, save as permitted by law.

Execution of separate documents

4.4 This document is properly executed if each party executes either this document or an identical document. In the latter case, this document takes effect when the separately executed documents are exchanged between the parties.

Governing law and jurisdiction

4.5 This document is governed by the law of New Zealand. The parties submit to the non-exclusive jurisdiction of its courts. The parties will not object to the exercise of jurisdiction by those courts on any basis.

No agency or partnership

4.6 No party is an agent, representative, partner of any other party by virtue of this document.

No authority to act

4.7 No party has any power or authority to act for or to assume any obligation or responsibility on behalf of another party, to bind another party to any agreement, negotiate or enter into any binding relationship for or on behalf of another party or pledge the credit of another party except as specifically provided in this document or by express agreement between the parties.

Severability

4.8 If a clause or part of a clause of this document can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way.

Variation

4.9 No variation of this document will be of any force or effect unless it is in writing and signed by the parties to this document.

Waiver

4.10 The fact that a party fails to do, or delays in doing, something the party is entitled to do under this document, does not amount to a waiver of any obligation of, or breach of obligation by, another party. A waiver by a party is only effective if it is in writing. A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

Confidentiality

4.11 The parties acknowledge that they will obtain access to confidential information of the other parties to this document (**Confidential Information**) and agree to keep confidential and not to directly or indirectly make or allow disclosure of the Confidential Information relating to another party (which shall include operational information and the terms of this document) except to the extent that:

4.11.1 such disclosure is required by law or the rules of any relevant stock exchange and then, to the extent applicable, only after advising the affected party of that requirement;

4.11.2 the information is or becomes publicly available in the public domain without breach by the party of its confidentiality obligations under this clause or at law;

4.11.3 the information was already known to the party on a non-confidential basis prior to disclosure; or

4.11.4 it is required by Tenon in respect of disclosure to a proposed purchaser from it of any of its mills or processing assets, provided that appropriate confidentiality undertakings are first obtained from all intended recipients of the Confidential Information.

Joint and several liability

4.12 The obligations of **KT1 Co (CI)** and **KT2 Co (CI)** under this document shall be joint and several.

4.13 Execution of separate documents and fax execution

4.13.1 This document is properly executed if each party:

(a) Executes either this document or an identical document, in the later case, this document takes effect when separately executed copies are exchanged between the parties.

(b) Signs this document by fax.

5 Definitions and interpretation

Definitions

5.1 In this document the following definitions apply:

Back-up Agreement means together an agreement dated 28 July 2000 made between Fletcher Challenge Forests Limited and Fletcher Challenge Forests (Manufacturing) Limited (now the Tenon companies) and Fletcher Paper Limited (now called NST) as varied by an agreement dated 19 December 2000.

CHH Back-up Volume means 330,400 cubic metres of pulpwood per annum.

CHH Tasman means CHH's pulp mill and ancillary facilities at Kawerau.

Effective Date means 1 November 2004.

HOAs means separate heads of agreement relating to short-term supply arrangements and the negotiation of new LTSA between KT and CHH and NST respectively in relation to the supply of pulpwood, and includes where the context requires, each heads of agreement and all the heads of agreements and HOAs is to have the corresponding meaning.

LTSA means the long-term supply agreements, in relation to sawlogs, as between KT and Tenon and in relation to pulpwood, as between KT and each of NST and CHH respectively and includes where the context requires, each long-term supply agreement and all the long-term supply agreements and LTSAs is to have the corresponding meaning.

NST Back-up Volume means 69,600 cubic metres of pulpwood per annum.

Tasman Contracts means together the agreement dated 19 November 1963 and the agreement dated 27 October 1966 each made between Her Majesty the Queen (whose interest is now vested in KT) and Tasman Pulp and Paper Company Limited (whose interest is now vested in Tenon) and the implementation agreement dated 19 December 1995 between certain parties including Tasman Pulp and Paper Company (whose interest is now vested in Tenon) and Forestry Corporation of New Zealand Limited (whose interest is now vested in KT) and all renewals and variations of such agreements.

Interpretation

5.2 In this document, unless the context otherwise requires:

5.2.1 a reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time;

5.2.2 an expression importing a natural person includes any company, trust, partnership, joint venture, association, corporation, body corporate or governmental agency;

5.2.3 a reference to a business day means a day on which all banks are open for business generally in Auckland, New Zealand;

5.2.4 the day on which any act, matter or thing is to be done under this document is not a business day, that act, matter or thing may be done on the next business day; and

5.2.5 a covenant or agreement on the part of two or more persons binds them jointly and severally.

Execution

Executed as a deed.

Date:

Signed by
KT1 Co (C1) by:

Director Jack R. Meyer
Name of Director

Witness signature:
Witness name: M. Kathleen Amwacet
Occupation: Exec. Assit
Address: 600 Atlantic Ave - Bos. 02210

Signed by
KT2 Co (CI) by:

Director Jack R. Meyer
Name of Director

Witness signature:
Witness name: M. Kathleen Amiraatt
Occupation: Exec. Assit
Address: 600 Atlantic Ave - Bos - 02210

Signed by
Carter Holt Harvey Pulp and Paper Limited by its Attorneys:

Attorney
CYNTHIA J. BRITTAIN
Name of Attorney

Attorney
Nicola Cooper
Name of Attorney

In the presence of:

Angela Kragten
PA/Administrator
Manukau

CarterHoltHarvey

CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

We, Cynthia Joanne Brittain and Nicola Jane Cooper of Auckland, New Zealand, hereby severally certify:-

1. That by deed dated 31 August 2004 **Carter Holt Harvey Pulp & Paper Limited** appointed us as its Attorneys on the terms and subject to the conditions set out in the said deed and the attached document is executed by us under the powers thereby conferred.

2. That at the date hereof we have not received any notice or information of the revocation of that appointment by the winding up or dissolution of the said **Carter Holt Harvey Pulp & Paper Limited** or otherwise.

Signed at Auckland
this 10th day of November 2004

Cynthia Joanne Brittain

Signed at Auckland
this 10th day of November 2004

Nicola Jane Cooper

Signed by
Tenon Manufacturing Limited
by:

Director
John Anthony Dell
Director
Name of Director

Director
Paul Malcolm Gillard
Director
Name of Director

Signed by
Tenon Industries Limited
by:

Director
John Anthony Dell
Director
Name of Director

Director
Paul Malcolm Gillard
Director
Name of Director

Signed by
Norske Skog Tasman Limited
by:

Director
Peter Chris
Name of Director

Director
Steven Floy
Name of Director